Exhibit 99.1

FOR IMMEDIATE RELEASE

 INTER PARFUMS  AND LANVIN SA ARE NEGOTIATING A
FRAGRANCE LICENSE

New York, NY -- June 3, 2004 -- Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that its Paris-based subsidiary, Inter Parfums S.A., and LANVIN S.A. are negotiating, on an exclusive basis, a long-term worldwide license agreement for the creation, development and distribution of fragrance lines under the LANVIN brand name.

The provisions of the proposed agreement would include an upfront license fee, advertising expenditures and royalty payments as are customary in the industry, and the purchase of existing inventory.

The proposed transaction is subject to a formal agreement between the parties after having obtained comments on the proposed transaction from the representatives of LANVIN's employees.

Sales of LANVIN fragrances reached $33 million in 2003.

This proposed license falls within the Inter Parfums strategy of developing and increasing its trademarks portfolio.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include execution and delivery of a definitive license agreement.   Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine and Diane von Furstenberg.  The Company also has controlling interest in Nickel S.A. a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Sarah Torres (212)836-9611/storres@equityny.com www.theequitygroup.com